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EXHIBIT 5.1

FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT TOWER
1301 MCKINNEY, SUITE 5100
HOUSTON, TEXAS 77010-3095
TELEPHONE: (713) 651-5151
FAX: (713) 651-5246

May 15, 2008

Enbridge Energy Partners, L.P.
1100 Louisiana Street, Suite 3300
Houston, Texas 77002

Dear Ladies and Gentlemen:

        We have acted as counsel to Enbridge Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the proposed offers to exchange by the Partnership (the "Exchange Offers") up to (i) $400,000,000 aggregate principal amount of its 6.50% Notes due 2018 (the "2018 Notes," and as to the outstanding 2018 Notes, the "Outstanding 2018 Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange 2018 Notes") and (ii) $400,000,000 aggregate principal amount of its 7.50% Notes due 2038 (the "2038 Notes," and as to the outstanding 2038 Notes, the "Outstanding 2038 Notes" and together with the Outstanding 2018 Notes, the "Outstanding Notes"), for a new series of notes bearing substantially identical terms and in like principal amount (the "Exchange 2038 Notes" and together with the Exchange 2018 Notes, the "Exchange Notes").

        The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an Indenture dated May 27, 2003 (the "Base Indenture"), among the Partnership and U.S. Bank National Association, as trustee, as supplemented by the Seventh Supplemental Indenture, dated April 3, 2008, and relating to the 2018 Notes, and as further supplemented by the Eighth Supplemental Indenture, dated April 3, 2008, and relating to the 2038 Notes (the Base Indenture as so supplemented, and in respect to the 2018 Notes and the 2038 Notes, respectively, the "Indenture"). The Exchange Offers will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

        As counsel to the Partnership, we have examined (i) the Registration Statement, (ii) each Indenture and (iii) such other corporate records, documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed (w) that the Registration Statement, and any amendment thereto (including post effective amendments) will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement, (x) the genuineness of signatures and the conformity to the originals of the documents supplied to us as copies, (y) the due authorization (other than the authorization of the Exchange Notes), execution and delivery by the parties thereto of all documents examined by us, and (z) the legal capacity of each individual who signed any of those documents. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Partnership.

        Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that:

          (i)  The Exchange Notes have been duly authorized; and

         (ii)  When (a) the Registration Statement has been declared effective under the Securities Act of 1933, as amended, and (b) the Exchange Notes have been duly executed and authenticated in accordance with the terms of the respective Indenture and have been issued and delivered upon consummation of the Exchange Offers against receipt of the Outstanding Notes in accordance with the terms of the respective Indenture and of the Exchange Offers, the Exchange Notes will, under the laws of the State of New York, constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

        The enforceability of the Exchange Notes may be limited or affected by (a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, probate, conservatorship, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant (i) equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, or (ii) a particular remedy sought under such documents as opposed to another remedy provided for therein or another remedy available at law or in equity, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and (d) judicial discretion. We express no opinion as to the legality, validity, enforceability or binding effect of provisions relating to indemnities and rights of contribution to the extent prohibited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party.

        The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, the laws of the State of New York and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to us under "Legal Matters" in the prospectus included as part of the Registration Statement.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.

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  EXHIBIT 5.1